Exhibit 4.3
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

Everi Holdings, Inc. (“Everi,” the “Company,” “we,” “us” or “our”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our common stock, par value $0.001 per share (the “common stock”).

DESCRIPTION OF COMMON STOCK
General
Our authorized common stock consists of 500,000,000 shares of common stock and 50,000,000 shares of preferred stock, par value $0.001 per share.
The principal stock exchange on which our common stock is listed is the New York Stock Exchange under the symbol “EVRI.” All outstanding shares of common stock are validly issued, fully paid and nonassessable.
The following description of the terms of our common stock is not complete and is qualified in its entirety by reference to our amended and restated certificate of incorporation (“Certificate of Incorporation”), our amended and restated bylaws (“Bylaws”), each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part.
Voting Rights
The holders of common stock are entitled to one vote per share on all matters, including the election of directors. Our Certificate of Incorporation and Bylaws provide that the directors shall be divided into three classes constituting the entire board of directors (the “Board”). The members of each class of directors serve staggered three-year terms. Given that only a portion of the total number of directors is elected each year, a greater number of shares is required to ensure the ability to elect a specific number of directors than would be required if the entire Board were elected each year.
Dividend and Liquidation Rights
Holders of common stock are entitled to receive ratably such dividends as may be declared by the Board from funds legally available therefore. In the event of liquidation, dissolution or winding up of the Company holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and satisfaction of any preferential rights of the holders of the preferred stock.
Other Rights
Holders of common stock have no preemptive, subscription or conversion rights. There are no redemption or sinking fund provisions, and there is no liability for further calls or assessments by the Company.

Preferred Stock
The Board has the authority, without any further action by stockholders, to issue 50,000,000 shares of preferred stock in one or more series with dividend rights, conversion rights, voting rights, redemption terms, liquidation preferences and other rights or preferences that could be senior to those of holders of common stock. There are no shares of preferred stock outstanding.
Anti-Takeover Effects of Delaware Law, Our Certification of Incorporation, and Our Bylaws
We are subject to Section 203 of the Delaware General Corporation Law, or DGCL. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of the Board or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us, and the interested stockholder and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person. The restrictions contained in Section 203 are not applicable to any of our existing stockholders.
In addition, our Certificate of Incorporation and Bylaws include a number of provisions that may have the effect of discouraging persons from pursuing non-negotiated takeover attempts. These provisions include:
•a classified Board;
•a requirement that directors may only be removed for cause and only by an affirmative vote of the holders of a majority of the Company’s voting stock; and
•the inability of stockholders to call special meetings and to act without a meeting.
Subject to the exceptions set forth below, certain business combinations involving a “Related Person” require the approval of the holders of at least 80% of the outstanding shares entitled to vote generally in the election of directors (which we refer to as “voting shares”) and the approval of the holders of a majority of the voting shares not owned beneficially by the Related Person. The 80% voting requirement does not apply if:
•the terms of the business combination meet certain fairness standards set forth in our Certificate of Incorporation;
•the business combination is approved by the holders of a majority of the voting shares not owned beneficially by the Related Person; and
•all other affirmative voting requirements imposed by applicable law or our Certificate of Incorporation are met.
Alternatively, the business combination can be approved by a majority of the “Continuing Directors” and such other vote as may be required by law or by our Certificate of Incorporation.

“Related Person” means any person, entity or group that beneficially owns five percent or more of the outstanding voting stock (subject to certain exceptions) and affiliates and associates of any such person, entity or group.
“Continuing Director” means, as to any Related Person:
•a member of the Board who was a director of the Company’s predecessor prior to June 9, 1987 or thereafter became a director of the Company prior to the time the Related Person became a Related Person; and
•any successor of such a director who is recommended by a majority of such directors then on the Board.
However, to be a Continuing Director as to any Related Person, the director must not be the Related Person or an affiliate of the Related Person.
Forum Selection Provision
Our Bylaws provide that unless Everi otherwise consents in writing, the sole and exclusive forum for any shareholder to bring: (i) any derivative action or proceeding brought on behalf of Everi, (ii) any action asserting a claim of breach of a fiduciary duty to Everi or Everi’s shareholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or Everi’s Certificate of Incorporation or Bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware).